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                                                                    EXHIBIT 8.2

             FORM OF OPINION OF WILSON SONSINI GOODRICH & ROSATI,
                           PROFESSIONAL CORPORATION

                              [WSG&R LETTERHEAD]

                                March   , 1997

Whitetree, Inc.
1371 Shorebird Way
Mountain View, California 94043

Ladies and Gentlemen:

  We have acted as counsel for Whitetree, Inc., a California corporation ("Whitetree") in connection with the preparation and execution of the Agreement and Plan of Merger (the "Merger Agreement") dated February 14, 1997, among Whitetree, Ascend Communications, Inc., a Delaware corporation ("Ascend") and Ascend Acquisition Corporation II, a Delaware corporation and wholly-owned subsidiary of Ascend ("Merger Sub"). This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 of a Prospectus/Consent Solicitation Statement and pursuant to
Section 7.1(e) of the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Whitetree (the "Merger"), and Whitetree will be the surviving corporation. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the S-4, the Merger Agreement (including Schedules and Exhibits), an opinion of counsel received by Merger Sub from Gray Cary Ware & Freidenrich, Professional Corporation, substantially identical in substance to this opinion (the "GCWF Tax Opinion"), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also reviewed and relied upon certificates of officers of Whitetree and Ascend respectively (the "Officers' Certificates"), as well as continuity of interest certificates executed and delivered by certain shareholders of Whitetree (the "Continuity of Interest Certificates").

  In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any statements made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

    4. The Merger will be reported by Whitetree and Ascend on their respective federal income tax returns in a manner consistent with the opinion set forth below;

    5. The shareholders of Whitetree do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Ascend Common Stock to be received in the Merger (or to dispose of Whitetree Capital Stock in anticipation of the Merger) such that the shareholders of Whitetree will not receive and retain a meaningful continuing equity ownership in Ascend that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations
  Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions; and
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    6. The GCWF Tax Opinion has been delivered and not withdrawn.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and the Continuity of Interest Certificates are true and correct as of the date hereof, at the effective date of the Information Statement and at the Effective Time, then, for federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code.

  This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

  This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

  No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

  This opinion has been delivered to you only for the purposes stated. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          Wilson Sonsini Goodrich & Rosati
                                          Professional Corporation


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